NEWS RELEASE
FOR IMMEDIATE RELEASE
July 27, 2010

CAPITOL FEDERAL FINANCIAL

REPORTS THIRD QUARTER 2010 RESULTS

Topeka, KS - Capitol Federal Financial (NASDAQ: CFFN) (the “Company”) announced results today for the quarter ended June 30, 2010.  Detailed results of the quarter are available in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, which is expected to be filed with the Securities and Exchange Commission on July 29, 2010 and posted on our website, http://ir.capfed.com/sec.cfm.

Public share information is not calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Highlights for the quarter include:

•	net income of $16.8 million,

•	diluted earnings per common share of $0.23,

•	diluted earnings per public share of $0.79,

•	dividends paid of $0.50 per public share,

•	equity to total assets ratio of 11.2% at June 30, 2010,

•	tangible equity to assets ratio of 9.7% at June 30, 2010 for Capitol Federal Savings Bank (the “Bank”), and

•	non-performing assets to total assets ratio of 0.47% at June 30, 2010.

On July 12, 2010, the Board of Directors declared a $0.50 per public share dividend to stockholders of record as of July 23, 2010, payable on August 6, 2010.

Results of Operations for the Quarter Ended June 30, 2010

Net income for the quarter ended June 30, 2010 was $16.8 million compared to $15.5 million for the same period in the prior fiscal year.  The $1.3 million increase in net income between periods was primarily a result of a $3.5 million decrease in federal insurance premiums, a $1.7 million decrease in other expenses, net, and a $1.3 million decrease in the provision for loan losses, partially offset by a decrease in net interest income of $5.0 million.  Federal insurance premiums in the prior year quarter included a $3.8 million Federal Deposit Insurance Corporation (“FDIC”) special assessment.  There was no such special assessment in the current year quarter.  The decrease in other expenses, net was primarily due to the prior year quarter including $566 thousand of impairments and valuation allowances related to our mortgage-servicing right assets compared to a recovery of $636 thousand during the current year quarter.  The net interest margin decreased 29 basis points from 2.26% for the June 30, 2009 quarter to 1.97% for the June 30, 2010 quarter.  The decrease in the net interest margin was due to an increase in the average balance of interest-earning assets at lower yields compared to the quarter ended June 30, 2009.

Net interest income was $40.9 million for the quarter ended June 30, 2010, compared to $45.9 million for the same period in the prior fiscal year.  The $5.0 million decrease was due to an $11.6 million decrease in interest income, partially offset by a decrease in interest expense of $6.6 million.  The $11.6 million decrease in interest income was primarily a result of decreases in interest income on loans receivable of $7.7 million and mortgage-backed securities (“MBS”) of $7.3 million due to decreases in the average yield and average balance of both portfolios, partially offset by an increase in interest income on investment securities of $3.3 million as a result of an increase in the average balance of the investment portfolio.  The decrease in interest expense was primarily due to a decrease in interest expense on deposits, primarily on our certificate of deposit portfolio, due to the portfolio repricing to lower market rates.

The Bank recorded a provision for loan losses of $1.8 million during the current quarter, compared to a provision of $3.1 million for the quarter ended June 30, 2009.  The $1.8 million provision for loan losses is composed of $1.2 million related to increasing and establishing specific valuation allowances (“SVAs”), primarily on purchased loans, and $615 thousand due to an increase in certain factors in our general valuation model to account for the current economic conditions, such as the current status and trends in real estate values, and also the recent loss and SVA experience on our purchased loan portfolio.

Results of Operations for the Nine Months Ended June 30, 2010

Net income for the nine months ended June 30, 2010 was $52.4 million compared to $49.5 million for the same period in the prior fiscal year.  The $2.9 million increase in net income between periods was primarily a result of a $6.5 million gain on securities and a $2.8 million decrease in other expenses, net, partially offset by a decrease in net interest income of $4.6 million and an increase in the provision for loan losses of $2.4 million.  The gain on securities resulted from the sale of trading MBS in conjunction with the loan swap transaction during the December 31, 2009 quarter. The proceeds from the sale were primarily reinvested into the investment securities portfolio.  The decrease in other expenses, net was primarily due to the prior year nine month period including $1.6 million of impairments and valuation allowances related to our mortgage-servicing rights assets compared to a recovery of $670 thousand in the current year nine month period.  The net interest margin decreased 12 basis points, from 2.21% for the nine months ended June 30, 2009 to 2.09% for the nine months ended June 30, 2010.  The decrease in the net interest margin was due to an increase in the average balance of interest-earning assets at lower yields compared to the nine months ended June 30, 2009.

Net interest income for the nine months ended June 30, 2010 was $128.4 million compared to $133.0 million for the same period in the prior fiscal year.  The $4.6 million decrease in net interest income was primarily due to a $19.5 million decrease in interest income on MBS and a $17.1 million decrease in interest income on loans receivable, partially offset by a $15.2 million decrease in interest expense on the deposit portfolio, an $8.0 million decrease in interest expense on Federal Home Loan Bank (“FHLB”) advances and a $7.3 million increase in interest income on investment securities as a result of an increase in the average balance of the investment portfolio.  The $15.2 million decrease in interest expense on deposits was due to the portfolios, primarily the certificate of deposit and money market portfolios, repricing to lower market rates.  The $8.0 million decrease in interest expense on FHLB advances was due primarily to the refinance of $875.0 million of FHLB advances during the second and third quarters of fiscal year 2009.

The Bank recorded a provision for loan losses of $8.1 million during the current nine month period, compared to a provision of $5.8 million for the nine months ended June 30, 2009.  The $8.1 million provision for loan losses is composed of $5.3 million related to the increase in certain loss factors in our general valuation allowance model, primarily on purchased loans, and $2.8 million related to establishing or increasing SVAs, also primarily on purchased loans.  The increase in certain loss factors in our general valuation allowance model reflects the risks inherent in our loan portfolio due to decreases in real estate values in certain geographic regions where the Bank has purchased loans, the continued elevated level of unemployment, the increase in non-performing loans and loan charge-offs, and SVAs, particularly related to our purchased loan portfolio.  These factors contributed to the increase in the provision for loan losses in fiscal year 2010 and resulted in an increase in our allowance for loan losses.

Financial Condition as of June 30, 2010

Total assets increased $139.7 million, from $8.40 billion at September 30, 2009 to $8.54 billion at June 30, 2010, due primarily to growth in the deposit portfolio, which was used to fund investment security purchases.  During the current quarter, the Bank prepaid $200.0 million of fixed-rate FHLB advances with a weighted average contractual rate of 4.63%.  The prepaid advances were replaced with $200.0 million of fixed-rate FHLB advances with a weighted average contractual interest rate of 3.17% and a term of 84 months.  The Bank paid an $875 thousand prepayment penalty to the FHLB as a result of prepaying the FHLB advances, which was deferred as an adjustment to the carrying value of the new advances, effectively increasing the interest rate on the new advances 7 basis points to 3.24%. Also during the current quarter, a maturing $100.0 million FHLB advance with a contractual rate of 3.94% was renewed at a contractual rate of 3.23%.

Loans 30 to 89 days delinquent decreased $3.7 million from $26.8 million at September 30, 2009 to $23.1 million at June 30, 2010.  Non-performing loans increased $2.3 million from $30.9 million at September 30, 2009 to $33.2 million at June 30, 2010.  The balance of non-performing loans continues to remain at historically high levels due to the continued elevated level of unemployment coupled with the decline in real estate values, particularly in some of the states in which we have purchased loans.  Despite the current economic operating environment and some deterioration in our portfolio, particularly the purchased loan portfolio, we believe that our overall credit quality continued to compare favorably to the industry and our peers.  Our ratio of non-performing loans to total loans increased from 0.55% at September 30, 2009 to 0.62% at June 30, 2010.  Our ratio of non-performing assets to total assets increased from 0.46% at September 30, 2009 to 0.47% at June 30, 2010.  At June 30, 2010, our allowance for loan losses was $15.7 million or 0.29% of the total loan portfolio and 47% of total non-performing loans.  This compares with an allowance for loan losses of $10.2 million or 0.18% of the total loan portfolio and 33% of total non-performing loans as of September 30, 2009.

Stockholders’ equity increased $18.7 million, from $941.3 million at September 30, 2009 to $960.0 million at June 30, 2010.  The increase was due to net income of $52.4 million and an increase in accumulated other comprehensive income of $2.6 million, partially offset by dividend payments of $37.9 million during the current fiscal year.

Consistent with our goal to operate a sound and profitable financial organization, we actively seek to maintain a “well-capitalized” status in accordance with regulatory standards.  As of June 30, 2010, the Bank exceeded all capital requirements of the Office of Thrift Supervision (“OTS”).  The following table presents the Bank’s regulatory capital ratios at June 30, 2010 based upon regulatory guidelines.

		Regulatory
		Requirement
	Bank	For “Well-
	Ratios	Capitalized” Status
Tangible equity	9.7%	N/A
Tier 1 (core) capital	9.7%	5.0%
Tier 1 (core) risk-based capital	23.2%	6.0%
Total risk-based capital	23.5%	10.0%

A reconciliation of the Bank’s equity under GAAP to regulatory capital amounts as of June 30, 2010 is as follows (dollars in thousands):

Total equity as reported under GAAP	$ 861,481
Unrealized gains on AFS securities	(36,434)
Other	(497)
Total tangible and core capital	824,550
Allowance for loan losses (1)	10,819
Total risk based capital	$ 835,369

(1) This amount represents the general valuation allowances calculated using the formula analysis.  Specific valuation allowances are netted against the related loan balance on the Thrift Financial Report and are therefore not included in this amount

Management's Discussion of Dividends

We strive to enhance stockholder value while maintaining a strong capital position.  We continue to provide returns to stockholders through our dividend payments.  On July 12, 2010, the Board of Directors declared a dividend of $0.50 per share which will be paid on August 6, 2010 to stockholders of record as of July 23, 2010.  Due to Capitol Federal Savings Bank MHC’s (“MHC”) waiver of dividends, the dividend of $0.50 per share will be paid only on public shares, except as needed for continuing operations of MHC.

Our cash dividend payout policy is continually reviewed by management and the Board of Directors.  Dividend payments depend upon a number of factors, including the Company's financial condition and results of operations, the Bank’s regulatory capital requirements, regulatory limitations on the Bank's ability to make capital distributions to the Company, the amount of cash at the holding company and the continued waiver of dividends by MHC.  It is expected that MHC will continue to waive future dividends, subject to regulatory limitations, except to the extent dividends are needed to fund its continuing operations.  At June 30, 2010, Capitol Federal Financial, at the holding company level, had $137.8 million in deposit accounts held at the Bank, available to further the Company's general corporate and capital management strategies, which could include the payment of dividends.

The Company currently has a relatively unique corporate structure; therefore, reporting of certain information under GAAP is not necessarily reflective of the process considered by the Board of Directors in connection with its dividend policy.  The earnings per share amounts in the following table are presented in accordance with GAAP.  Included in the GAAP earnings per share calculations are the average shares held by MHC.

The following is a reconciliation of the basic and diluted earnings per share calculations.

	For the Three Months Ended		For the Nine Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
	(in thousands, except share and per share data)
Net income (1)	$ 16,758	$ 15,476	$ 52,393	$ 49,460

Average common shares outstanding	73,172,098	73,071,448	73,200,737	73,065,433
Average committed ESOP
shares outstanding	101,374	101,374	50,779	50,779
Total basic average common shares outstanding	73,273,472	73,172,822	73,251,516	73,116,212

Effect of dilutive RRP shares	2,029	3,842	3,182	5,626
Effect of dilutive stock options	21,625	55,832	18,711	67,663

Total diluted average common
shares outstanding	73,297,126	73,232,496	73,273,409	73,189,501

Net earnings per share:
Basic	$ 0.23	$ 0.21	$ 0.72	$ 0.68
Diluted	$ 0.23	$ 0.21	$ 0.72	$ 0.68

(1) Net income available to participating securities (unvested RRP shares) was inconsequential for the three and nine month periods ended June 30, 2010 and June 30, 2009.

Because of the waiver of dividends by MHC, the inclusion of shares held by MHC understates earnings per share available to be paid out through dividends to the Company’s public stockholders.  The following table is presented to provide a better understanding of the information the Board of Directors reviews when considering the amount of dividends to declare.  The table presents basic and diluted earnings per share, excluding shares held by MHC from the earnings per share calculation.  The following information is not presented in accordance with GAAP.

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
	(Dollars in thousands, except per share amounts)

Net income (1)	$ 16,758	$ 15,476	$ 52,393	$ 49,460

Total basic average common
shares outstanding	73,273,472	73,172,822	73,251,516	73,116,212
Average shares held by MHC	(52,192,817)	(52,192,817)	(52,192,817)	(52,192,817)
Total adjusted basic average shares
held by public stockholders	21,080,655	20,980,005	21,058,699	20,923,395

Effect of dilutive RRP shares	2,029	3,842	3,182	5,626
Effect of dilutive stock options	21,625	55,832	18,711	67,663
Total adjusted diluted average shares
held by public stockholders	21,104,309	21,039,679	21,080,592	20,996,684

Net earnings per share, available
to public stockholders:
Basic	$ 0.79	$ 0.74	$ 2.49	$ 2.36
Diluted	$ 0.79	$ 0.74	$ 2.49	$ 2.36

(1) Net income available to participating securities (unvested RRP shares) was inconsequential for the three and nine month periods ended June 30, 2010 and June 30, 2009.

The following table shows the number of shares eligible to receive dividends at June 30, 2010.  MHC has waived its right to dividends, except as needed for continuing operations.

Total voting shares outstanding at September 30, 2009	74,099,355
Treasury stock acquisitions	(130,368)
RRP grants	5,000
Options exercised	16,991
Total voting shares outstanding at June 30, 2010	73,990,978
Unvested shares in ESOP	(806,556)
Shares held by MHC	(52,192,817)
Total public shares at June 30, 2010	20,991,605

Capitol Federal Financial is the holding company for Capitol Federal Savings Bank.  Capitol Federal Savings Bank has 45 branch locations in Kansas and Missouri.  Capitol Federal Savings Bank employs 692 full time equivalent employees in the operation of its business and is one of the largest residential lenders in the State of Kansas.

News and other information about the Company can be found on the Internet at the Bank’s website, http://www.capfed.com.

Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies and other governmental initiatives affecting the financial services industry, fluctuations in interest rates, demand for loans in the Company’s market area, the future earnings and capital levels of Capitol Federal Savings Bank, which would affect the ability of the Capitol Federal Financial to pay dividends in accordance with its dividend policies, competition, and other risks detailed from time to time in Capitol Federal Financial’s SEC reports.  Actual strategies and results in future periods may differ materially from those currently expected.  These forward-looking statements represent Capitol Federal Financial’s judgment as of the date of this release.  Capitol Federal Financial disclaims, however, any intent or obligation to update these forward-looking statements.

For further information contact:

Jim Wempe	Kent Townsend
Vice President, Investor Relations	Executive Vice President and Chief Financial Officer
700 S Kansas Ave.	700 S Kansas Ave.
Topeka, KS 66603	Topeka, KS 66603
(785) 270-6055	(785) 231-6360
jwempe@capfed.com	ktownsend@capfed.com

Supplemental Financial Information. (Dollars in thousands, except per share amounts)

	June 30,	September 30,
	2010	2009
ASSETS:	(Unaudited)
Cash and cash equivalents (includes interest-earning deposits of $64,070 and $32,319)	$ 75,886	$ 41,154
Investment securities:
Available-for-sale (“AFS”) at estimated fair value (amortized cost of $56,735 and $235,185)	56,601	234,784
Held-to-maturity (“HTM”) at amortized cost (estimated fair value of $1,152,442 and $248,929)	1,146,463	245,920
MBS:
AFS, at estimated fair value (amortized cost of $1,048,106 and $1,334,357)	1,106,815	1,389,211
HTM, at amortized cost (estimated fair value of $542,761 and $627,829)	513,808	603,256
Loans receivable, net (of allowance for loan losses of $15,677 and $10,150)	5,316,172	5,603,965
Bank-owned life insurance	54,350	53,509
Capital stock of FHLB, at cost	136,055	133,064
Accrued interest receivable	31,578	32,640
Premises and equipment, net	40,915	37,709
Real estate owned, net	7,150	7,404
Prepaid federal insurance premium	22,285	--
Other assets	35,279	21,064
TOTAL ASSETS	$ 8,543,357	$ 8,403,680

LIABILITIES:
Deposits	$ 4,373,844	$ 4,228,609
Advances from FHLB	2,396,637	2,392,570
Other borrowings, net	713,609	713,609
Advance payments by borrowers for taxes and insurance	31,737	55,367
Income taxes payable	1,440	6,016
Deferred income tax liabilities, net	35,098	30,970
Accounts payable and accrued expenses	30,992	35,241
Total liabilities	7,583,357	7,462,382

STOCKHOLDERS’ EQUITY:
Preferred stock ($0.01 par value) 50,000,000 shares authorized; none issued	--	--
Common stock ($0.01 par value) 450,000,000 shares authorized, 91,512,287 shares issued; 73,990,978 and 74,099,355 shares outstanding as of June 30, 2010 and September 30, 2009, respectively	915	915

Additional paid-in capital	456,786	452,872
Unearned compensation, Employee Stock Ownership Plan (“ESOP”)	(6,553)	(8,066)
Unearned compensation, Recognition and Retention Plan (“RRP”)	(297)	(330)
Retained earnings	796,093	781,604
Accumulated other comprehensive income, net of tax	36,433	33,870
Less shares held in treasury (17,521,309 and 17,412,932 shares as of June 30, 2010 and September 30, 2009, respectively, at cost)	(323,377)	(319,567)

Total stockholders' equity	960,000	941,298
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$ 8,543,357	$ 8,403,680

	For the Three Months Ended		For the Nine Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
INTEREST AND DIVIDEND INCOME:
Loans receivable	$ 68,990	$ 76,745	$ 213,831	$ 230,907
MBS	16,864	24,211	56,245	75,701
Investment securities	4,565	1,279	10,850	3,560
Capital stock of FHLB	1,005	793	2,991	2,351
Cash and cash equivalents	61	50	162	167
Total interest and dividend income	91,485	103,078	284,079	312,686

INTEREST EXPENSE:
FHLB advances	24,417	25,307	73,535	81,505
Deposits	19,149	24,705	61,030	76,201
Other borrowings	7,032	7,144	21,090	21,978
Total interest expense	50,598	57,156	155,655	179,684

NET INTEREST AND DIVIDEND INCOME	40,887	45,922	128,424	133,002
PROVISION FOR LOAN LOSSES	1,816	3,112	8,131	5,768
NET INTEREST AND DIVIDEND INCOME AFTER PROVISION FOR LOAN LOSSES	39,071	42,810	120,293	127,234

OTHER INCOME:
Retail fees and charges	4,681	4,671	13,617	13,271
Insurance commissions	573	528	1,908	1,892
Loan fees	670	564	1,925	1,730
Income from bank owned life insurance	351	262	842	887
Gain on securities, net	--	--	6,454	--
Gain on loans receivable, net	972	1,629	1,135	2,169
Other income, net	507	578	1,540	1,900
Total other income	7,754	8,232	27,421	21,849

OTHER EXPENSES:
Salaries and employee benefits	10,858	10,715	32,197	32,447
Communications, information technology, and occupancy	3,703	3,936	11,499	11,428
Federal insurance premium	1,835	5,307	5,494	5,700
Advertising and promotional	1,295	1,704	4,276	5,393
Deposit and loan transaction costs	1,238	1,276	3,934	3,998
Regulatory and outside services	927	857	3,369	2,986
Postage and office supplies	439	582	1,853	2,030
Other expenses, net	329	2,034	3,851	6,650
Total other expenses	20,624	26,411	66,473	70,632
INCOME BEFORE INCOME TAX EXPENSE	26,201	24,631	81,241	78,451
INCOME TAX EXPENSE	9,443	9,155	28,848	28,991
NET INCOME	$ 16,758	$ 15,476	$ 52,393	$ 49,460

Basic earnings per common share	$ 0.23	$ 0.21	$ 0.72	$ 0.68
Diluted earnings per common share	$ 0.23	$ 0.21	$ 0.72	$ 0.68
Dividends declared per public share	$ 0.50	$ 0.50	$ 1.79	$ 1.61

Basic weighted average common shares	73,273,472	73,172,822	73,251,516	73,116,212
Diluted weighted average common shares	73,297,126	73,232,496	73,273,409	73,189,501

	At	For the Nine Months Ended
	June 30, 2010	June 30, 2010			June 30, 2009
		Average	Interest		Average	Interest
	Yield/	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Rate	Balance	Paid(7)	Rate	Balance	Paid(7)	Rate
Assets:		(Dollars in thousands)
Interest-earning assets:
Loans receivable (1)	5.28%	$ 5,442,854	$ 213,831	5.24%	$ 5,478,858	$ 230,907	5.62%
MBS (2)	4.15	1,765,830	56,245	4.25	2,146,021	75,701	4.70
Investment securities (2)(3)	1.67	777,490	10,850	1.86	169,643	3,560	2.80
Capital stock of FHLB	2.98	134,067	2,991	2.98	128,919	2,351	2.44
Cash and cash equivalents	0.23	92,056	162	0.24	84,116	167	0.26
Total interest-earning assets (1) (2)	4.47	8,212,297	284,079	4.61	8,007,557	312,686	5.21
Other noninterest-earning assets		230,064			183,097
Total assets		$ 8,442,361			$ 8,190,654

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Checking	0.13%	$ 468,365	$ 471	0.13%	$ 423,643	$ 652	0.21%
Savings	0.54	231,604	1,000	0.58	229,288	1,449	0.84
Money market	0.67	904,227	4,947	0.73	804,517	6,639	1.10
Certificates	2.47	2,660,540	54,612	2.74	2,547,198	67,461	3.54
Total deposits	1.71	4,264,736	61,030	1.91	4,004,646	76,201	2.54
FHLB advances (4)	3.98	2,395,449	73,535	4.10	2,447,044	81,505	4.44
Repurchase agreements	3.97	660,000	19,857	3.97	660,000	19,857	3.97
Other borrowings	3.05	53,609	1,233	3.03	53,598	2,121	5.22
Total borrowings	3.96	3,109,058	94,625	4.05	3,160,642	103,483	4.35
Total interest-bearing liabilities	2.65	7,373,794	155,655	2.81	7,165,288	179,684	3.34
Other noninterest-bearing liabilities		115,154			121,378
Stockholders' equity		953,413			903,988
Total liabilities and stockholders' equity		$ 8,442,361			$ 8,190,654
                                   (Continued)

	At	For the Nine Months Ended
	June 30, 2010	June 30, 2010			June 30, 2009
		Average	Interest		Average	Interest
	Yield/	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Rate	Balance	Paid(7)	Rate	Balance	Paid(7)	Rate

Net interest rate spread (5)	1.82%			1.80%			1.87%
Net interest-earning assets		$ 838,503			$ 842,269
Net interest margin (6)				2.09			2.21
Ratio of interest-earning assets
to interest-bearing liabilities				1.11			1.12

Selected Performance Ratios:
Return on average assets (annualized)				0.83%			0.81%
Return on average equity (annualized)				7.33			7.30
Average equity to average assets				11.29			11.04
                                   (Concluded)

(1) Calculated net of unearned loan fees, deferred costs, and undisbursed loan funds.  Non-accruing loans are included in the loans receivable average balance with a yield of zero percent. Balance includes mortgage LHFS.

(2) MBS and investment securities classified as AFS are stated at amortized cost, adjusted for unamortized purchase premiums or discounts.

(3) The average balance of investment securities includes an average balance of nontaxable securities of $72.0 million and $59.3 million for the periods ended June 30, 2010 and June 30, 2009, respectively.

 (4) FHLB advances are stated net of deferred gains and deferred prepayment penalties.  The rate at June 30, 2010 is the effective rate.

(5) Net interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

(6) Net interest margin represents net interest income as a percentage of average interest-earning assets.

(7) Net interest income represents the difference between interest income earned on interest-earning assets, such as mortgage loans, investment securities, and MBS, and interest paid on interest-bearing liabilities, such as deposits, FHLB advances, and other borrowings.  Net interest income depends on the balance of interest-earning assets and interest-bearing liabilities, and the interest rates earned or paid on them.

	For the Three Months Ended
	June 30, 2010			March 31, 2010			June 30, 2009
	Average	Interest		Average	Interest		Average	Interest
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Balance	Paid(7)	Rate	Balance	Paid(7)	Rate	Balance	Paid(7)	Rate
Assets:	(Dollars in thousands)
Interest-earning assets:
Loans receivable (1)	$ 5,369,611	$ 68,990	5.14%	$ 5,406,480	$ 70,315	5.21%	$ 5,532,573	$ 76,745	5.55%
MBS (2)	1,637,509	16,864	4.12	1,770,456	18,627	4.21	2,115,159	24,211	4.58
Investment securities (2)(3)	1,041,935	4,565	1.75	768,355	3,726	1.94	246,588	1,279	2.07
Capital stock of FHLB	135,061	1,005	2.98	134,075	985	2.98	131,287	793	2.42
Cash and cash equivalents	103,574	61	0.24	92,335	54	0.23	84,360	50	0.24
Total interest-earning assets	8,287,690	91,485	4.42	8,171,701	93,707	4.59	8,109,967	103,078	5.08
Other noninterest-earning assets	229,972			235,009			219,154
Total assets	$ 8,517,662			$ 8,406,710			$ 8,329,121

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Checking	$ 490,216	$ 152	0.12%	$ 468,054	$ 143	0.12%	$ 442,227	$ 227	0.21%
Savings	238,108	322	0.54	230,922	317	0.55	230,869	418	0.73
Money market	940,270	1,611	0.69	905,599	1,596	0.71	838,281	1,948	0.93
Certificates	2,677,303	17,064	2.56	2,636,843	17,720	2.73	2,639,347	22,112	3.36
Total deposits	4,345,897	19,149	1.77	4,241,418	19,776	1.89	4,150,724	24,705	2.39
FHLB advances (4)	2,398,458	24,417	4.08	2,394,774	24,299	4.11	2,410,956	25,307	4.21
Repurchase agreements	660,000	6,619	3.97	660,000	6,546	3.97	660,000	6,619	3.97
Other borrowings	53,609	413	3.05	53,609	403	3.00	53,609	526	3.88
Total borrowings	3,112,067	31,449	4.04	3,108,383	31,248	4.06	3,124,565	32,452	4.16
Total interest-bearing liabilities	7,457,964	50,598	2.72	7,349,801	51,024	2.81	7,275,289	57,157	3.15
Other noninterest-bearing liabilities	103,130			104,923			127,389
Stockholders' equity	956,568			951,986			926,443
Total liabilities and stockholders' equity	$ 8,517,662			$ 8,406,710			$ 8,329,121

                          (Continued)

	For the Three Months Ended
	June 30, 2010			March 31, 2010			June 30, 2009
	Average	Interest		Average	Interest		Average	Interest
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Balance	Paid(7)	Rate	Balance	Paid(7)	Rate	Balance	Paid(7)	Rate

Net interest rate spread (5)			1.70%			1.78%			1.93%
Net interest-earning assets	$ 829,726			$ 821,900			$ 834,678
Net interest margin (6)			1.97			2.09			2.26
Ratio of interest-earning assets
to interest-bearing liabilities			1.11			1.11			1.11

Selected performance ratios:
Return on average assets (annualized)			0.79%			0.70%			0.74%
Return on average equity (annualized)			7.01			6.16			6.68
Average equity to average assets			11.23			11.32			11.12
                           (Concluded)

(1) Calculated net of unearned loan fees, deferred costs, and undisbursed loan funds.  Non-accruing loans are included in the loans receivable average balance with a yield of zero percent. Balance includes mortgage LHFS.

(2) MBS and investment securities classified as AFS are stated at amortized cost, adjusted for unamortized purchase premiums or discounts.

(3) The average balance of investment securities includes an average balance of nontaxable securities of $72.3 million, $72.2 million, and $61.5 million for the quarters ended June 30, 2010, March 31, 2010, and June 30, 2009, respectively.

 (4) FHLB advances are stated net of deferred gains and deferred prepayment penalties.

(5) Net interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

(6) Net interest margin represents net interest income as a percentage of average interest-earning assets.

(7) Net interest income represents the difference between interest income earned on interest-earning assets, such as mortgage loans, investment securities, and MBS, and interest paid on interest-bearing liabilities, such as deposits, FHLB advances, and other borrowings.  Net interest income depends on the balance of interest-earning assets and interest-bearing liabilities, and the interest rates earned or paid on them.